Exhibit 10.6

Exhibit 10.6 L&T Infra CONFIDENTIAL A03301A09/13-14 July 12, 2013 Ascend Telecom Infrastructure Pvt. Ltd. (ATIPL/ Borrower) H.No.317-2, Plot No.332 Mani Mansion, Defence Colony, Sainikpuri, Secunderabad 500 094 Dear Sir, Sub: Restructuring of dues sanctioned under Facility Agreements dated March 17, 2008; and January 28, 2009 and our letter dated June 14, 2013, First Amendment Letter This is with reference to your letter dated June 17, 2013 on the captioned subject in respect of various Rupee term Loans disbursed by L&T Infrastructure Finance Company Limited (“L&T Infra”/ “Lender”) as per terms and conditions in the above referred Facility Agreements read with the First Amendment Letter. Terms used but not defined herein shall have the same meaning ascribed to them as in the Facility Agreements. This second Amendment Letter shall be a Transaction Document. Any reference to: “CDR” means the restructuring package implemented by other lenders of the Borrower as per Corporate Debt Restructuring Cell’s Letter of Approval dated March 28, 2013 to the Monitoring Institution (Canara Bank). “Erstwhile ATIPL” means ATIPL prior to merger with another Company named India Telecom Infra Limited (ITIL). “Erstwhile ITIL” means ITIL prior to merger with ATIPL L&T Infrastructure Finance Company Limited Corporate Office: Registered Office: 3B, Laxmi Towers, 2nd Floor, Bandra-Kurla Complex, Bandra (E), Mumbai - 400 051 Mount Poonamallee Road T +91 22 4060 5300 F +91 22 4060 5353 www.ltinfra.com Manapakkam, Chennai 600 089

L&T Infra As per your request, we are agreeable to adjust the amounts paid after 1st January 2013 towards repayment of loan as per existing schedule and also carry out necessary modifications to certain terms & conditions so as to align with the projected cash flows and repayment schedule duly approved. The revised terms for restructuring under Facility Agreements are as outlined in Annexure I. (the “Second Amendment”). The enclosed amendment shall be read together with the terms and conditions incorporated in the First Amendment Letter, Facility Agreements & other Transaction Documents. The Second Amendment shall be deemed to be incorporated in the Facility Agreements and save and except the Second Amendment, all terms and conditions of the Facility Agreements dated March 17, 2008; January 28, 2009 and March 10, 2011 and the First Amendment Letter shall remain unaltered and continue in full force and effect in accordance with its provisions. Any references to the Facility Agreements and the First Amendment Letter (including in the Transaction Documents) will be to the Facility Agreements and the First Amendment Letter, as amended by this Second Amendment Letter. This Second Amendment letter constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto. This letter shall be governed by and interpreted in accordance with Indian law. We request you to kindly return the duplicate copy of this Second Amendment Letter duly signed as a token of your acceptance supported by certified copies of the resolution duly passed by the Board of Directors along with relevant resolutions of the shareholders under section 293 (1) (a) and 293 (1) (d) of the Companies Act, 1956, if applicable for acceptance of the said amendment in terms of the Facilities. Page 2 of 8

L&T Infra Please note that this offer is valid for your acceptance up to 31st July 2013 and is subject to execution of any amendment agreements, other Transaction Documents and effecting compliances as may be required by and to the satisfaction of L&T Infra, within thirty days from the date of such acceptance, or such additional time as may be acceptable to/ extended by L&T Infra. Yours faithfully, G Krishnamurthy General Manager We hereby accept and agree to be bound by the above terms For: Ascend Telecom Infrastructure Pvt. Ltd Signature: Name: Designation: Date: Co. Stamp/ Seal Page 3 of 8

L&T Infra

Annexure I
Ascend Telecom Infrastructure Pvt. Ltd. (ATIPL)
MODIFICATION IN TERMS & CONDITIONS

<table>
<tr><td>Cut Off Date</td><td>1st June 2013</td></tr>
<tr><td>Promoters</td><td>NSR PE Mauritius LLC, NSR QSR PE Mauritius LLC, Infrastructure Leasing & Financial Services Ltd., TVSICS – N.K.Tele Systems Ltd., N.K.Telecom Product Ltd.</td></tr>
<tr><td>Interest Rate</td><td>Interest rates of facility since 1st April 2013 to be fixed for the tenure of the Facility at below rates
<table>
<tr><th>Facility</th><th>% p.a.</th></tr>
<tr><td>Facility Agreement dated Mar 17, 2008</td><td>14.25%</td></tr>
<tr><td>Facility Agreement dated Jan 28, 2009</td><td>14.75%</td></tr>
<tr><td>Facility Agreement dated Mar 10, 2011</td><td>14.25%</td></tr>
</table></td></tr>
<tr><td>Common Security for all Facilities</td><td>• First pari passu charge, along with Axis Bank, on fixed assets (movable and immovable) and current assets of the erstwhile ATIPL so financed by the Lender and Axis Bank (The total no. of towers of erstwhile ATIPL as on 1st April 2012 was 1,296.) Post merger, the towers erected will be available as security on pari passu basis for lenders of both erstwhile ATIPL and erstwhile India Telecom Infra Limited (ITIL).

• First pari passu charge, along with Axis Bank, on cash available in the TRA II account maintained with Axis Bank

○ The Borrower shall maintain one escrow account with the CDR Monitoring Institution (Canara Bank) wherein all cash flows would get collected/ deposited. These cash flows shall be further deposited in ratio of 70:30 in TRA I (for servicing the dues of erstwhile ITIL Lenders) & TRA II (for servicing the dues of erstwhile ATIPL Lenders). The surplus available in TRA II after meeting debt obligations of L&T Infra and Axis Bank shall be transferred to TRA I account to meet the operational and capex needs of the Borrower.</td></tr>
</table>

ASCEND TELECOM INFRASTRUCTURE PVT. LTD.

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L&T Infra

	• **Negative Lien on Shares**: Negative lien on 100% of shares held by promoters. A suitable independent agency shall be appointed by CDR Monitoring Institution or L&T Infra to find out a suitable mechanism for bifurcation of the securities between erstwhile ITIL Lenders and erstwhile ATIPL Lenders i.e. L&T Infra + Axis Bank, within three months of execution of this letter.
Total Outstanding Exposure	Rs 62,07,66,000 /-
Residual Repayment Schedule for Total Outstanding Exposure	See table below

Financial Year	Repayment (Rs Crore)
FY 2014	1.4
FY 2015	11.4
FY 2016	12.8
FY 2017	16.3
FY 2018	20.2
Total	**62.1**

Facilities

Outstanding Exposure of Facility 1	Rs 12,34,66,000 /-
Residual Repayment Schedule for Outstanding Exposure of Facility 1	Moratorium of 10 months from 1 June 2013 to 1 March 2014. Repayment in 48 structured monthly installments as per schedule below. The instalments shall be equal within a year.

Financial Year	% Repayment	No of installments
FY 2015	22.5%	12
FY 2016	22.5%	12
FY 2017	25.0%	12
FY 2018	30.00%	12
Total	**100.00%**	**48**

ASCEND TELECOM INFRASTRUCTURE PVT. LTD.

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L&T Infra Outstanding Exposure of Facility 2 Rs 23,00,00,000 /- Residual Repayment Schedule for Outstanding Exposure of Facility 2 Moratorium of 10 months from 1 June 2013 to 1 March 2014. Repayment in 48 structured monthly installments as per schedule below. The instalments shall be equal within a year. Financial Year % Repayment No of installments FY 2015 25.0% 12 FY 2016 18.5% 12 FY 2017 22.5% 12 FY 2018 34.0% 12 Total 100.00% 48 Outstanding Exposure of Facility 3 Rs 26,73,00,000 /- Residual Repayment Schedule for Outstanding Exposure of Facility 3 Repayment as per existing terms i.e. Repayment in 58 structured monthly installments as per schedule below. The instalments shall be equal within a year. Financial Year % Repayment No of installments FY 2014 5.1% 10 FY 2015 10.6% 12 FY 2016 21.2% 12 FY 2017 30.3% 12 FY 2018 32.8% 12 Total 100.00% 58 Other Conditions As provided in Annexure II Page 6 of 8

L&T Infra Annexure II Other Conditions 1. The Borrower shall not effect any change in management set up or any change in shareholding, directly or indirectly, without prior approval of the Lender. 2. The Borrower shall not undertake any merger or acquisition activity, without prior approval of the Lender. 3. The Borrower shall procure and furnish an Undertaking from the Promoters to bring additional funds by way of debt/ equity/ preference capital or any other instrument for meeting any cash flow shortage to service lenders’ debt / interest, if required by the Lender or under CDR package. 4. The Borrower shall broad base its Board of Directors and strengthen Management set up by inducting outside professionals to the satisfaction of Lender. 5. The Borrower shall not declare any dividend on its equity shares without prior consent of the Lender. 6. The Borrower shall not escrow its future cash flow (except discounting of bills in the normal course of business) or create any charge or lien or interest thereon of whatsoever nature except as provided by Lender and in the CDR package. 7. In the event of the Borrower committing default on the repayment of installment of the loan or payment of interest on the due dates, the Lender shall have an unqualified right to disclose the name of the Borrower and its directors to the Reserve Bank of India (RBI)/ Credit Information Bureau of India (CIBIL). The Borrower shall give its consent to Lender or RBI/CIBIL to publish its name and the names of its Directors as defaulters in such manner and through such medium as Lender/RBI/CIBIL in their absolute discretion may deem fit. 8. The Borrower cannot open/maintain any account or avail any type of banking services/facilities from any bank (s) other than Banks/FIs from whom the borrower is enjoying credit facilities. 9. The Borrower shall establish Escrow Account and Trust & Retention Accounts (TRA I & TRA II) with Canara Bank and Axis Bank and enter into a Trust & Retention Account Agreement with the Lender within 15 days from the execution of this Letter. The Borrower would ensure submission of quarterly / annual cash flows to the Lender. 10. The Lender shall have the right to revoke the terms of this letter in case the Borrower commits an event of default, as described in any Transaction Document. Page 7 of 8

L&T Infra 11. The Lender shall have the right to renegotiate the terms of restructuring including accelerating the repayment schedule in the event of better performance by the Borrower vis-à-vis projections. Under such circumstances, the Borrower shall clear dues as per accelerated repayment schedule without demur. 12. Lender shall have the right to recompense the reliefs/sacrifices/waivers extended in line with other lenders. 13. The Lender shall be entitled to retain or appoint nominees on the Board of Directors of the Borrower during the currency of the Facility. 14. The Conversion rights available to the Lender would be governed by provisions of existing Facility Agreements. The Borrower and Promoters shall take necessary steps and obtain all requisite / statutory / other approvals for such allotment of equity shares or a part of it in terms of the existing Facility Agreements. 15. The Lender shall have a right to novate/ assign / hypothecate / transfer their outstanding to any Asset Reconstruction company / Bank / Financial Institution or any other entity. 16. Save as aforesaid all other terms and conditions of the earlier Facility Agreements entered into between the Borrower and the Lender shall apply mutatis-mutandis. Page 8 of 8